Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-153508 and 333-137349 on Form S-8 of our report dated April 2, 2008, relating to the 2007 consolidated financial statements and financial statement schedule of WebMediaBrands Inc. (formerly known as Jupitermedia Corporation) and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109,” effective January 1, 2007) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

March 31, 2009